Exhibit 10.2

1601 Market Street

Philadelphia, Pennsylvania

19103-2337

800 523.1988

215 564.6600

December 8, 2008

C. Robert Quint

c/o Radian Group, Inc.

1601 Market Street

Philadelphia, PA 19103

Re:	Change in Control Agreement – Section 409A

Dear Robert:

You and Radian Group Inc. (previously known as CMAC Investment Corporation) (including any successor, the “Company”) are parties to an Agreement dated January 25, 1995 (the “Agreement”), which provides you with certain rights in the event of a Change of Control (as defined in the Agreement) of the Company. As a result of recent changes to the tax laws, the Agreement is subject to section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

In order to comply with section 409A of the Code, the parties agree that the Agreement is hereby amended as follows:

1)	Section l(h) is amended by revising subsection (2) to read as follows:

(2) initiated by the Employee upon or within ninety (90) days after one or more of the following events, each of which constitutes “Good Reason” for purposes of this Agreement, so long as the Employee has given the Company written Notice of Termination of such event during the ninety (90) day period and the Company has not cured such event within thirty (30) days of such Notice of Termination:

(A) any material breach by the Company of this Agreement, including without limitation any failure of the Company to obtain an agreement from any successor of the Company to perform this Agreement in accordance with Section 13 hereof.

(B) any change resulting in a material diminution of the authority, duties or responsibilities of the Employee, including without limitation any removal by the Company of the Employee from the employment grade or officer positions which the Employee holds as of the effective date hereof, except in connection with promotions to a higher office;

(C) any material reduction in the Employee’s base salary, which, for purposes of this Agreement, means a reduction in base salary of ten percent (10%) or more that does not apply generally to all similarly situated executive officers of the Company; or

(D) any material change in the geographic location at which the Employee must perform services under this Agreement, which, for purposes of this Agreement, means a requirement that the Employee be based at any office or location which is located more than fifty (50) miles from the location where the Employee was based prior to the change in location or a requirement that the Employee undertake business travel to an extent substantially greater than is reasonable and customary for the position Employee holds.

2)	Section 2 is amended by adding the following language to the end of existing text:

The Employee must provide a written Notice of Termination with respect to a termination for Good Reason to the Company within ninety (90) days after the event constituting Good Reason has occurred. The Company shall have a period of thirty (30) days in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in the Employee’s Notice of Termination. If the Company does not correct the act, or the failure to act, the Employee must terminate his employment for Good Reason within thirty (30) days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

3)	Section 3 is amended by revising Section 3(c) to read as follows:

(c) In the event of a Termination following a Change of Control, the Company shall permit the Employee and his spouse and eligible dependents to obtain the same health, medical and dental benefits under the Company’s medical plan in effect at the date of his termination (with such coverage to be provided in a manner such that the coverage is non-taxable to the Employee), as the same may be changed by the Company from time to time for employees generally, for the Coverage Period (as defined below). The coverage shall be provided as follows:

(1) The “Coverage Period” for the Employee shall be the period beginning on his Termination Date and continuing until the first to occur of (i) the date the Employee first becomes eligible to be covered by any other “group health plan,” as described in section 4980B(g)(2) of the Code, or (ii) the last day of the thirty-six (36) month period following his Termination Date. The Employee shall notify the Company of his eligibility for alternate coverage as described above within thirty (30) days of becoming eligible for any such coverage.

(2) The Employee shall pay the full monthly premium cost of medical coverage under this Section 3(c) for the Coverage Period. The monthly premium cost shall be the monthly COBRA premium during the COBRA health care continuation coverage period under section 4980B of the Code (the “COBRA Period”). The COBRA Period shall run concurrently with the Coverage Period.

(3) During the portion of the Coverage Period in which the Employee continues to receive coverage under the Company’s medical plan, the Company shall pay the Employee an amount equal to the premium cost described in subparagraph (2) above, minus the same employee contribution rate as is paid by Company employees for medical coverage, as in effect from time to time, which payment shall be made in advance on the first payroll day of each month, commencing with the month immediately following the Employee’s date of termination, provided that the first such payment shall be made within thirty (30) days after the Employee’s termination date.

4)	A new Section 3(d) is added to the Agreement to read as follows:

(d) In the event of the Employee’s Termination following a Change of Control, the Company shall pay the Employee a lump sum cash payment equal to the cost that the Company would incur for life, disability and accident insurance coverage (as calculated below) for the thirty-six (36) month period following the Employee’s Termination Date, less the premium charge that is paid by active Company employees for such coverage as in effect on the Employee’s Termination Date. The monthly cost of disability, life and accident insurance coverage shall be calculated based on the Company’s monthly cost of such coverage on the Employee’s Termination Date. The cash payment under this subsection (d) shall be made within fifteen (15) days after the Termination Date.

5)	Section 11 is amended by adding the following provision to the end of existing text:

The Gross-Up Payment shall be paid to the Employee within ten (10) days after the independent public accountant’s determination, but in no event later than the date on which the Company remits the related taxes to the taxing authorities, in accordance with section 409A of the Code.

6)	A new Section 20 is added to the end to read as follows:

20.	Section 409A Addendum

(a) This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from section 409A of the Code under the “separation pay exception,” to the maximum extent applicable. Any payments that qualify for the “short-term deferral” exception or another exception under section 409A of the Code shall be paid under the applicable exception. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Employee is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten (10) days after the end of the six (6) month period. If the Employee dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Employee’s estate within sixty (60) days after the date of the Employee’s death.

(b) All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Employee, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

7)	In all respects not amended, the Agreement is hereby ratified and confirmed.

Please confirm that this letter agreement accurately sets forth our agreement with respect to the foregoing matters by signing the enclosed copy of this letter in the space provided below and returning it to the Company.

Very truly yours,

Radian Group, Inc.

By

As its

CONFIRMED AND AGREED as of the date first set forth above:

/s/ C. Robert Quint
C. Robert Quint

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